Exhibit 99.1
Contact:
Brainerd Communicators, Inc.
Jeff Majtyka/Brad Edwards (Investors)
Jenna Focarino (Media)
(212) 986-6667

Clark Holdings Inc. Announces Third Quarter 2008 Results

New York, NY, November 4, 2008 - Clark Holdings Inc. (NYSE Alternext US LLC: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced financial results for the third quarter and nine months ended September 27, 2008.

The results of operations for the quarters and nine month periods ended September 27, 2008 and September 30, 2007 are presented for comparative purposes as if the business combination of Global Logistics Acquisition Corporation and The Clark Group, Inc. took place on January 1, 2007.

Summarized non-GAAP (pro forma) financial results for the quarter and nine month periods ended September 27, 2008 and September 30, 2007 are as follows (dollars in thousands):

(unaudited)

	Quarter Ended September 27, 2008	Quarter Ended September 30, 2007	% Change	Nine Months Ended September 27, 2008	Nine Months Ended September 30, 2007	% Change
Gross revenues
Domestic	$18,246	15,917	14.6%	51,912	47,197	10.0%
International	4,072	3,385	20.3%	10,918	9,595	13.8%
Consolidated	22,318	19,302	15.6%	62,830	56,792	10.6%

Gross profit
Domestic	$6,069	5,998	1.2%	17,962	17,487	2.7%
International	1,491	1,527	-2.4%	4,140	4,326	-4.3%
Consolidated	7,560	7,525	0.5%	22,102	21,813	1.3%

Income from operations
before interest and taxes
Consolidated	813	1,018		2,428	2,004

Interest Income/(Expense) (net)	(48)	(142)		133	(374)

Income before taxes and adjustment	765	876		2,561	1,630

Less Clark Group Inc. Income from
12/30/2007 to 2/11/2008	-	-		(834)	-

Income before income taxes	765	876		1,727	1,630

Taxes	(242)	(269)		(685)	(647)

Net Income	523	607		1,042	983

Shares Outstanding	10,859	14,324		11,472	14,281

Earnings per share (fully diluted)	0.05	0.04		0.09	0.07

Pro forma adjusted Earnings	0.07(1)	0.07(2)		0.23(3)	0.18(4)
per share (fully diluted)

(1) Excludes one-time acquisition related expenses totaling $13,000, amortization of intangibles totaling $610,000, and a one-time correction of vacation accrual totaling $35,000.

(2) Excludes one-time acquisition expenses totaling $236,000 and amortization of intangibles totaling $610,000.

(3) Excludes one-time acquisition related expenses totaling $85,000, amortization of intangibles totaling $1,541,000, a one-time correction of vacation accrual totaling $147,000, and non-recurring severance expenses totaling $64,000.

(4) Excludes one-time acquisition expenses totaling $279,000, amortization of intangibles totaling $1,830,000, non-recurring severance expenses totaling $280,000, non-cash compensation paid to a consultant totaling $570,000, less public company costs of $337,000.

Third Quarter and Nine Months Financial Highlights

•	Consolidated gross revenues increased 15.6% during the third quarter, driven by a 14.6% increase in domestic revenues and a 20.3% increase in international revenues.
•	Third quarter 2008 pro-forma adjusted EPS as $0.07 compared to pro-forma adjusted EPS of $0.07 for the year ago quarter.
•	Gross profit increased 0.5% driven by a 1.2% increase in domestic gross profit.
•	Operating cash flow during the third quarter of 2008 was $1.7 million compared to $0.9 million during the third quarter of 2007.
•	Consolidated gross profit for the nine month period increased 1.3%, driven by 2.7% growth in domestic gross profit.
•	Pro-forma adjusted EPS for the nine month period was $0.23 compared to pro-forma adjusted EPS of $0.18 for the 2007 nine month period.

“During the third quarter, Clark Holdings experienced modest acceleration in gross revenues and gross profit growth when compared with second quarter trends despite a more challenging economic backdrop,” said Gregory Burns, Chief Executive Officer of Clark Holdings. “The management team at our domestic business has done a solid job of generating revenue growth through market share gains despite a difficult operating environment. In addition, our international operations gained traction in the quarter and generated strong gross revenue growth primarily due to a 13% increase in tonnage.”

Tim Teagan, CEO of Clark Group Inc., Clark Holdings’ sole operating company, remarked, “We are focused on strengthening our global market position as well as continuing to enhance the overall effectiveness of our operations. We improved our domestic routing efficiency earlier this year which resulted in paid-for miles traveled by both purchased carrier transportation and company driver-tractor units declining by 3.2%. We expect the benefits of this operational initiative to be more fully realized during the fourth quarter of this year. Looking ahead, we are evaluating other aspects of our operations with the goal of driving further efficiencies across our organization.”

Mr. Burns concluded, “Our management team remains focused on accelerating our organic growth initiatives in both domestic and international markets. At the same time, we continue to evaluate a number of potential non-asset-based acquisitions in the marketplace. With a virtually debt free balance sheet and our flexible holding company structure, Clark Holdings is well positioned to leverage its existing infrastructure and capitalize on lower industry valuations.”

Third Quarter Results

Clark Holdings reported gross revenues of $22.3 million in the third quarter of 2008, up 15.6% compared to gross revenues of $19.3 million in the same period last year. Domestic gross revenue increased 14.6% while international gross revenue increased 20.3%.

Consolidated gross profit for the third quarter of 2008 was $7.6 million, compared to $7.5 million in the same period last year. Consolidated gross profit for the third quarter of 2008 was impacted by higher freight expense which increased to $14.8 million from $11.8 million in the same period last year. During the third quarter of 2008, consolidated gross profit margin decreased to 33.9% from 39.0% during the third quarter of 2007.

Domestic gross profit for the third quarter of 2008 was $6.1 million, up 1.2% compared to domestic gross profit in the same period last year. Domestic gross profit margin decreased to 33.3% from 37.7%. International gross profit for the third quarter of 2008 was down 2.4% compared to the same period last year.

Third quarter operating income was $813,000, compared to $1.0 million in the same period last year which did not include any public company costs. Net income in the third quarter of 2008 was $523,000 or $0.05 per share, compared to net income of $607,000, or $0.04 per share in the third quarter of 2007.

Pro-forma adjusted EPS was $0.07 in the third quarter of 2008 compared to pro-forma adjusted EPS of $0.07 in the third quarter of 2007. Pro-forma adjusted EPS for both periods excludes the impact of several one-time items.

Nine Month Results

Clark Holdings reported gross revenues of $62.8 million for the nine months ended September 27, 2008, up 10.6% compared to gross revenues of $56.8 million in the same period last year. Domestic gross revenue increased 10.0% while international gross revenue increased 13.8%.

Consolidated gross profit margin during the nine month period decreased to 35.2% from 38.4% in the prior year period. Domestic gross profit for the nine month period of was $18.0 million, up 2.7% compared to domestic gross profit of $17.5 million in the same period last year. Domestic gross profit margin decreased to 34.6% from 37.1%. International gross profit during the nine month period was $4.1 million compared to international gross profit of $4.3 million in the same period last year.

Operating income was $2.4 million for the first nine months of 2008, compared to operating income of $2.0 million during the same period last year. Net income for the first nine months of 2008 was $1.0 million or $0.09 per share, compared to net income of $983,000, or $0.07 per share for the same period last year.

Pro-forma adjusted EPS was $0.23 for the first nine months of 2008 compared to pro-forma adjusted EPS of $0.18 for the same period in 2007. Pro-forma adjusted EPS for both periods excludes the impact of several one-time items.

2008 Outlook

Due to the impact of higher operating expenses, particularly fuel, a higher effective tax rate during the first half of 2008, and an uncertain economic environment in the fourth quarter, Clark Holdings now expects its 2008 pro forma EPS to be in the range of $0.28 to $0.30 per diluted share.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CLARK HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	(UNAUDITED)
	September 27, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,392	$133
Accounts receivable	7,803	-
Other receivables	184	-
Prepaid expenses	1,123	159
Deferred tax assets-current	1,207
Total current assets	13,709	292

Investments in marketable securities held in trust account	-	88,423
Deferred acquisition costs	-	874
Deferred tax assets-non-current	760	811

PROPERTY AND EQUIPMENT, net of accumulated depreciation	1,431	-

Intangible assets, net of accumulated amortization of $1,541	25,034
Goodwill	60,484	-
Other assets	-	-
Total assets	$101,418	$90,400

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long term debt	$947	$-
Accounts payable	6,502	-
Accrued expenses and other payables	2,524	537
Notes payable and accrued interest-related party	-	348
Deferred underwriting fees	-	2,640
Deferred tax liabilities-current	152	-
Total current liabilities	10,125	3,525

COMMITMENTS AND CONTINGENCIES
Common stock subject to conversion 2,199,999 shares	-	16,896
Interest attributable to common stock, subject to possible conversion,	-	789
(net of taxes of $658,163 and $313,349,respectively)

Long term debt	3,550	-
Deferred tax liabilities-non-current	11,309	-

STOCKHOLDERS' EQUITY
Preferred stock-$.0001 par value; 1,000,000 shares authorized;none issued and outstanding	-	-
Common stock-$.0001 par value; 400,000,000 shares authorized; 13,500,000 issued and	1	1
outstanding at December 31, 2007 and 10,859,385 issued and outstanding at
September 27, 2008
Additional paid-in capital	73,376	67,174
Retained earnings	3,057	2,015
Total stockholders' equity	76,434	69,190
Total liabilities and stockholders' equity	$101,418	$90,400

CLARK HOLDINGS INC.
Consolidated Adjusted Pro Forma (Non-GAAP) Statement of Operations
(UNAUDITED)
(In Thousands)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	September 27, 2008	September 30, 2007	September 27, 2008	September 30, 2007

Gross Revenues	22,318	19,302	62,830	56,792

Freight Expense	(14,758)	(11,777)	(40,728)	(34,979)
Gross Profit	7,560	7,525	22,102	21,813

Depreciation and Amortization	(661)	(678)	(1,693)	(2,065)

Selling, Operating And
Administrative Expenses	(6,086)	(5,829)	(17,981)	(17,744)
Income from Operations	813	1,018	2,428	2,004

Interest income (expense)	(48)	(142)	133	(374)

Income before incomes taxes and adjustments	765	876	2,561	1,630

Less: Clark Group Inc. Income from 12/30/2007 to 02/11/2008	-	-	(834)	-
Income before income taxes	765	876	1,727	1,630

Income tax expense	(242)	(269)	(685)	(647)

Net income (loss)	523	607	1,042	983

Earnings per share
Basic	0.05	0.05	0.09	0.09
Diluted	0.05	0.04	0.09	0.07

Weighted average number of shares Outstanding
Basic	10,859	11,300	11,467	11,300
Diluted	10,859	14,324	11,472	14,281

Pro Forma Reconciliation

Income before incomes taxes and adjustments	765	876	1,727	1,630

Plus Acquisition Related Expenses	(13)	236	85	279
Plus Amortization of Intangibles	610	610	1,541	1,830
Plus Interim Vacation Accrual	(35)	-	147	-
Less Additional Public Company Costs	-	-	-	(337)
Plus non-recurring severance expense	-	-	64	280
Plus Non Cash Compensation Paid to Consultant	-	-	-	570
	1,327	1,722	4,398	4,252

Income Tax Expense	(531)	(689)	(1,935)	(1,871)

Net Income	796	1,033	2,639	2,551

Net income per share amount
Basic	0.07	0.09	0.23	0.23
Diluted	0.07	0.07	0.23	0.18

Weighted Average Number of Shares Outstanding:
Basic	10,859	11,300	11,467	11,300
Diluted	10,859	14,324	11,472	14,281